EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Incentive Plan of Enzo Biochem, Inc. of our reports dated October 14, 2010, with respect to the consolidated financial statements and schedule of Enzo Biochem, Inc. and the effectiveness of internal control over financial reporting of Enzo Biochem, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jericho, New York
February 9, 2011